Exhibit 10.37

December 4, 2012

Procific

122 Mary Street, P.O. Box 709

Grand Cayman, KY1-1107

Cayman Islands

Attention: Directors

Ladies and Gentlemen:

As you are aware, Procific, a Cayman Islands company limited by shares (“Procific”), is a significant interest holder in AP Alternative Assets, L.P. (“AAA”) and since the closing (on October 31, 2012) of the transactions contemplated by that certain Contribution Agreement, dated as of October 30, 2012, by and among Athene Holding Ltd. (the “Company”), AAA, AAA Investments, L.P., and AAA Guarantor – Athene, L.P. (the “Contribution Agreement”), AAA’s investment in the Company represents all or substantially all of AAA’s investment assets. As a result, Procific, which currently has significant capital at risk in connection with AAA, indirectly holds a significant interest in the Company.

The Company believes that Procific’s confidence in the business and management of the Company and its involvement as an active and engaged shareholder will be in the best interests of the Company and all of its shareholders and AAA and all of its interest holders. Therefore, after careful consideration, the Company believes that granting Procific the rights as set out in this letter agreement will be the least invasive yet most effective manner in which to benefit the Company and AAA interest holders. The rights granted pursuant to this letter agreement are not transferrable by Procific (other than to certain affiliates) and are not intended to increase the value of Procific’s interest in AAA but to enhance the value of the interests of all interest holders in AAA.

Additionally, as you are aware, the Company is contemplating a restructuring of its capital structure, immediately following which the Apollo Group (as defined below) will hold shares in the Company which will have 45% of the total votes attributable to all the shares of the Company then issued and outstanding (the “Restructuring”). For purposes of this letter agreement, “Apollo Group” means (i) Apollo Global Management, LLC (“AGM”), (ii) Apollo Life Re Ltd. and AAA Guarantor – Athene, L.P., (iii) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by AGM or by one or more of AGM’s subsidiaries and (iv) any affiliate of a person described in clause (i), (ii) or (iii) above; provided, that none of the Company or its subsidiaries, nor any person employed by the Company, its subsidiaries or Athene Asset Management LLC, shall be deemed to be a member of the Apollo Group. For the avoidance of doubt, any person managed by AGM or by one or more of AGM’s subsidiaries pursuant to a managed account agreement (or similar arrangement) without AGM or one or more of AGM’s subsidiaries controlling such person as a general partner or managing member shall not be part of the Apollo Group.

1.	Amendment of Limited Partnership Agreement of AAA and Shareholders Agreement of Athene

AGM and the Company agree that (i) Sections 16A and 16B of the First Amended and Restated Limited Partnership Agreement of AAA, dated as of December 3, 2010 (as amended on October 31, 2012, the “AAA LPA”) shall not be amended in a manner directly or indirectly adverse to Procific, without Procific’s consent and (ii) following the adoption of the Fifth Amended and Restated Shareholders Agreement, to be entered into by and among the Company and its shareholders listed on the signature pages thereto or who become a party thereto (the “Shareholders Agreement”) in connection with the Restructuring, Sections 3.4 and 3.8 of the Shareholders Agreement shall not be amended in a manner directly or indirectly adverse to Procific, without Procific’s consent; provided, in each case, that in the event that such amendment is directly or indirectly adverse to Procific, upon the request of the Company, the parties hereto agree to negotiate in good faith one or more additional changes or modifications thereto such that the result is that all such changes and modifications, in the aggregate, are not directly or indirectly adverse to Procific.

2.	Board of Directors of the Company and Committees of the Board

Subject to the immediately following paragraph, at the time of the Restructuring and thereafter, AGM shall, and shall cause its controlled affiliates to, vote the shares in the Company controlled by the Apollo Group in favor of (i) the election of, (A) prior to the Termination Date (as defined below), two (2) senior investment professionals employed by Abu Dhabi Investment Authority (“ADIA”), Procific or their respective subsidiaries that are identified by Procific (the “Procific Nominees”) to the board of directors of the Company (the “Board”), and (B) following the Termination Date, one (1) Procific Nominee to the Board, (ii) until consummation of a QIPO, the appointment of a Procific Nominee designated by Procific to serve as a member of each of the compensation and risk committees of the Board and (iii) until the Termination Date, the appointment of a Procific Nominee designated by Procific to serve as a member of the conflicts committee of the Board. In connection with a QIPO, (x) Procific shall cause any Procific Nominee serving on any committee of the Board, other than the conflicts committee, to resign from all such committee(s), in each case, with such resignation to be effective upon the consummation of such QIPO and (y) AGM shall cause any employees of the Company or Athene Asset Management LLC serving on the conflicts committee of the Board to resign from such committee, with such resignation to be effective upon the consummation of such QIPO. In connection with a Termination Event, Procific shall cause one Procific Nominee to resign from the Board and shall cause any Procific Nominee serving on the conflicts committee of the Board to resign from such committee, in each case, with such resignation to be effective on the Termination Date. For purposes of this letter agreement only, (I) “QIPO” means the consummation of the sale by one or more persons in one or a series of underwritten public offerings of common equity of the Company that (A) is led by a nationally recognized financial institution reasonably acceptable to the Board, (B) is registered on a Form S-1 registration statement (or a comparable form of registration statement) under the Securities Act of 1933, as amended (or applicable UK securities law) and (C) following which such publicly-offered common equity is listed on the New York Stock Exchange, The NASDAQ Stock Market or the London Stock Exchange’s Main Market and (II) “Termination Date” means the date on or following a QIPO upon which Class A Common Shares of the Company (the “specified shares”), in an amount equal to at least 15% of the issued and outstanding Class A Common Shares and Class B Common Shares, are held by persons and entities who are not affiliates of the Company and such specified shares are freely tradable.

In the event that Procific, ADIA or any other affiliate of Procific that is controlled by ADIA (together with ADIA, a “Permitted Affiliate”) ever has the opportunity to hold shares in the Company directly, Procific or the Permitted Affiliate shall elect whether to hold such shares either (x) directly or (y) through a limited partnership (the “Procific LP”) of which an affiliate of AGM is the general partner and Procific or its affiliate is the limited partner such that the Procific LP would be part of the Apollo Group; provided, that in the event that Procific or any “Tax Attributed Affiliate” (as defined in the proposed Sixth Amended and Restated Bye-laws of the Company (as amended from time to time, the “Bye-Laws”) to be entered into in connection with the Restructuring) of Procific ever holds any shares in the Company directly (including as a result of a distribution of shares from the Procific LP as described in the next sentence), (i) such shares shall be non-voting to the extent provided in the Bye-laws, (ii) AGM shall have no further obligations under this Section 2 to vote in favor of the election of any Procific Nominee to the Board or the appointment of any Procific Nominee to any committee of the Board and (iii) Procific or its Permitted Affiliate shall cause the Procific Nominee(s) to immediately resign from the Board and all committees of the Board; provided, further, that the Company and AGM acknowledge that, with respect to Procific or any of its Permitted Affiliates, “Tax Attributed Affiliate” shall be interpreted to mean Procific, ADIA and any other affiliate of Procific that is controlled by ADIA, unless the Company reasonably determines that a different interpretation should apply as a result of either a change in applicable law or regulation after the date hereof or a change in the interpretation of current or future applicable law or regulation supported by an appropriate authority (such as a court decision or guidance from a taxing authority). The limited partnership agreement of the Procific LP shall (I) provide that neither AGM nor its affiliates shall be entitled to any fees or carry from the Procific LP or its limited partner; (II) provide that, at Procific’s election, either (A) the limited partner in its discretion may instruct at any time and from time to time the general partner of the Procific LP to distribute the shares in the Company owned by the Procific LP to the limited partner or dispose of such shares and distribute the proceeds to the limited partner (in either case subject to any legal or regulatory restrictions or limitations and any restrictions or limitations contained in the Amended and Restated Registration Rights Agreement, dated as of October 13, 2010, by and among the Company and its shareholders listed on the signature pages thereto or who become a party thereto (as amended from time to time, the “Registration Rights Agreement”) or any lock-up agreement entered into in connection with any registered offering) or (B) the general partner of the Procific LP shall have the power to dispose of the shares in the Company owned by the Procific LP and thereafter distribute the proceeds to the limited partner, subject to reasonable guidelines regarding the timing and other terms of such disposals to be agreed upon between Procific and AGM at the time of the establishment of the Procific LP; and (III) contain the following covenant: “Neither Procific nor any of its affiliates holding a limited partnership interest in the Procific LP will be deemed to be engaged, now or in the future, either directly or indirectly and whether conducted within or outside the United States, in “commercial activities” as currently defined and interpreted in Section 892 of the Internal Revenue Code of 1986 (as amended, supplemented or restated from time to time) and the Treasury Regulations promulgated thereunder, solely as a result of holding a limited partnership interest in the Procific LP.” For avoidance of doubt, the limited partnership or other carry vehicle described in Section 16B of the AAA LPA is not the Procific LP, and Section 16B and this paragraph are mutually independent.

3.	Confidentiality

(a) Procific agrees that it will use the Confidential Information (as defined in Section 3(b) below) solely for the purpose of monitoring the Company’s strategy in connection with a potential initial public offering of the Company, and will use reasonable precautions in accordance with its established procedures to keep such information confidential; provided, however, that any such information may be disclosed to Procific’s affiliates, partners and its and their respective directors, officers, employees, agents, counsel, auditors, advisors, consultants and representatives (collectively, (including the affiliates and partners), the “Representatives”) who need to know such information for the purpose of performing their duties in the normal course of business with respect to Procific (it being understood that such Representatives shall be informed by Procific of the confidential nature of such information and instructed to abide by these confidentiality provisions). To the extent permitted by applicable law, Procific agrees to be responsible for any breach of this letter agreement that results from the actions or omissions of Procific’s Representatives.

(b) The term “Confidential Information” means (i) all information related to the Company and its subsidiaries provided to Procific by or on behalf of the Company or its affiliates (the “Furnishing Parties”), and (ii) all analyses developed by Procific directly using any information specified under clause (i) above. The term “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Procific in violation of this letter agreement, (B) was within Procific’s possession prior to it being furnished to it by a Furnishing Party or their respective representatives; provided, that the source of such information was not known by Procific to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party or any other person or entity with respect to such information or (C) is or becomes available to Procific on a non-confidential basis from a source other than a Furnishing Party or their respective representatives; provided, that such source is not known by

Procific to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Furnishing Party, or any other person or entity with respect to such information.

(c) Procific shall be permitted to disclose any Confidential Information in the event that Procific is otherwise required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction) or in connection with any legal proceedings. Procific agrees that it will notify the Company as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.

4.	Market-Sensitive Information

(a) Procific acknowledges on behalf of itself and its Representatives who are informed as to the matters that are the subject of this letter agreement (“Covered Representatives”), that certain securities laws prohibit any person who or that has received from or on behalf of an issuer or any of its subsidiaries material, “non-public” information or “price sensitive” information (collectively, “Non-Public Information”) from purchasing or selling securities of such issuer or any of its subsidiaries or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Information received about the Company may constitute Non-Public Information about the Company, AAA or AGM.

(b) Procific shall not, and shall cause its Covered Representatives to not, disclose or use Non-Public Information in violation of any applicable law (it being understood that consultation with Designated Counsel shall not cure a violation of this covenant and it being further understood that the Company, AGM and AAA are all intended beneficiaries of this Section 4). Procific and such Covered Representatives shall not purchase or sell any securities of AAA or the Company without first notifying Designated Counsel (as defined below). If Designated Counsel determines that applicable securities laws prohibit Procific and/or such Covered Representative from purchasing or selling securities of AAA or the Company due to such Person’s receipt of Non-Public Information, such Person shall refrain from purchasing or selling securities of AAA or the Company, as applicable, until such prohibition is no longer applicable. “Designated Counsel” means Willkie Farr & Gallagher LLP or such other legal counsel chosen by Procific with the consent of the General Counsel of the Company which consent shall not be unreasonably withheld, it being understood that an existing legal conflict of interest between such counsel and the Company shall be reasonable grounds for the General Counsel to withhold consent. The restrictions set forth in this Section 4(b) will only apply to the purchase or sale of securities of AAA or the Company, as the case may be, if such securities are publicly traded.

5.	Registration Rights Agreement

The Company agrees not to amend the Registration Rights Agreement without the prior written consent of Procific, other than the proposed second amended and restated registration rights agreement to be entered into in connection with the Restructuring.

In the event that Procific holds equity interests in the Company directly or through the Procific LP, the Company and Procific agree that Procific (if such equity interests are held directly) or the Procific LP (if such shares are held through the Procific LP) shall become a party to the Registration Rights Agreement no later than five (5) days from the earlier of (i) the date of receipt by the Company of written notice from Procific that it holds equity interests in the Company directly or through the Procific LP and (ii) the date on which the Company acquires actual knowledge that Procific holds equity interests in the Company directly or through the Procific LP.

At the time of the Restructuring and thereafter, to the extent that the Company proposes to effectuate a public offering of equity interests in the Company that includes a selling shareholder, Procific shall be entitled to participate in such offering on a pro rata basis (based on Procific’s (direct or indirect) ownership of equity in the Company as of the date of such offering) with respect to the selling shareholders.

6.	Shareholders Agreement

In the event that Procific holds equity interests in the Company directly or through the Procific LP, AGM shall take all steps necessary to ensure that (i) Procific or the Procific LP, as applicable, is deemed to be an “Institutional Shareholder” pursuant to clause (iii) of the definition of “Institutional Shareholder” in the Shareholders Agreement, and thereafter (ii) any Transfer of Shares by Procific or the Procific LP, as applicable, is deemed to be a “Permitted Transfer” pursuant to clause (d) of the definition of “Permitted Transfer” in the Shareholders Agreement (as such terms are defined in the Shareholders Agreement), subject to compliance with applicable law and regulation.

7.	Tax Jurisdiction

If the Company determines that it is in the best interest of the Company to redomesticate the Company to the United States of America or any other jurisdiction, the Company shall consult with Procific and provide Procific at least thirty (30) days prior notice (or if such redomestication is to the United States of America, at least 180 days prior written notice) before effectuating such redomestication to enable Procific the opportunity to take any actions necessary to address Procific’s specific tax considerations.

8.	Insurance Laws

The parties intend that the provisions of this letter agreement shall not result in Procific being deemed to control the Company and its subsidiaries for purposes of insurance holding company laws, and shall be interpreted in a manner consistent with such intent. If any of the rights herein are alleged by a state insurance regulatory authority in the United States to cause Procific and/or its affiliates to be considered to be affiliates of the Company or the Company’s subsidiaries, or within the holding company system of any of the Company’s insurance company subsidiaries, then (i) to the extent the Company or the Company’s subsidiaries receive an inquiry or notification from any state insurance regulator regarding Procific’s alleged affiliation with the Company or the Company’s subsidiaries, the Company shall promptly notify Procific of such inquiry or notification; (ii) the Company and the Company’s subsidiaries and Procific will use their respective commercially reasonable efforts, and cooperate fully with each other to respond to such regulatory inquiry or notification and advocate against such a determination; (iii) the Company and the Company’s subsidiaries will keep Procific and its counsel informed of any substantive communication received from such insurance regulator or given by the Company or the Company’s subsidiaries to such regulator with respect to such determination and Procific will similarly keep the Company and the Company’s subsidiaries informed of any communications received from state insurance regulators with respect to such determination; and (iv) in the event such state insurance regulatory authority determines that the rights herein create an affiliate relationship between Procific and/or its affiliates and the Company or the Company’s subsidiaries or that Procific and/or any of its affiliates is a member of the Company’s or any of the Company’s insurance company subsidiaries’ holding company system, the parties shall use their respective commercially reasonable efforts to revise Procific’s rights only to the minimum extent necessary to overcome the determination of any state insurance regulatory authority that Procific and/or any of its affiliates are affiliates of the Company or the Company’s subsidiaries, or within the holding company system of any of the Company’s insurance company subsidiaries and shall use their respective commercially reasonable efforts to obtain state insurance regulatory approval of such revised rights to the extent required.

9.	Termination

This letter agreement shall automatically and permanently terminate and be of no further force and effect without any action by any party hereto at any time when Procific ceases to be a Qualifying Shareholder (as defined below); provided, that Procific’s obligations under Sections 3, 4, 7, 9, 10, 11, 12, 13, 14, 15, 16 and 17 of this letter agreement shall survive any such termination. For purposes of this letter agreement, “Qualifying Shareholder” means Procific so long as it owns, directly or indirectly, at least 40% of the equity interests in the Company that it holds as of the date hereof (determined after giving pro forma effect to any shares of the Company issued to AAA or its subsidiaries in connection with the transactions contemplated by the Contribution Agreement).

10.	Binding on Successors

If the Company or any of its successors or assigns (i) merges or consolidates with or merges into any other entity and shall not be the surviving or continuing entity of such consolidation or merger or (ii) transfers all or substantially all of its respective properties and assets as an entity in one or a series of related transactions to any entity or related entities, then in either such case, proper provisions shall be made so that the successor or assign of the Company assumes all of the obligations of the Company under this letter agreement and the Registration Rights Agreement. If such successor or assign is publicly-traded on the New York Stock Exchange, The NASDAQ Stock Market or the London Stock Exchange Main Market, then such merger, consolidation or transfer shall be deemed a “QIPO” for all purposes hereunder and shall also be deemed to result in the passing of the “Termination Date.”

11.	Assignment; Transfers to Affiliates

Until consummation of an initial public offering of the Company, Procific may transfer its direct interests in the Company (if any) to a Permitted Affiliate with the prior written consent of AGM and the Company (such consent not to be unreasonably withheld or delayed). If Procific transfers all or a portion of its direct or indirect interest in the Company to any Permitted Affiliate, such transferee shall be entitled to the rights granted under this letter agreement and references to Procific herein shall be deemed to include such transferee; provided, that such transfer does not adversely affect, in any material respect, the Company or any of its affiliates or securityholders from a tax or regulatory perspective. For the avoidance of doubt, Procific and its permitted transferees, in the aggregate, shall not be entitled to appoint more Procific Nominees pursuant to Section 2 of this letter agreement than as set forth therein pursuant to this Section 11. Except as specifically permitted pursuant to this Section 11, Procific may not assign any of its rights or assign or delegate any of its obligations under this letter agreement without the prior written consent of the Company and AGM.

12.	Severability

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction, or is otherwise reasonably determined by the Company (based on the advice of counsel) to be invalid, prohibited or unenforceable for any reason, such provision shall be ineffective, null and void and all actions previously taken pursuant to such provision shall be rescinded, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	No Publicity

Each party agrees that it has not made since October 22, 2012 and shall not make, and shall cause its affiliates not to make, any public reference to (i) any other party hereto or any of its affiliates with respect to the Restructuring or the transactions contemplated by the Contribution Agreement and this letter agreement, (ii) the terms and conditions contained herein or therein, or the terms of Procific’s (direct or indirect) investment in the Company, including without limitation on any website or other media, except (x) as required by applicable law or regulation or listing rule (including in the event that the Company takes a voluntary action, such as pursuing an acquisition, divestiture, public offering or other financing transaction, conducting its business or starting a new line of business or expanding an existing line of business into new jurisdictions, the result of which is that such information is required to be disclosed by applicable law or regulation or listing rule; provided, that in such instance, the disclosing party shall provide the referenced party with reasonable advance notice of and a reasonable opportunity to review and comment on such disclosure unless prohibited by such applicable law, regulation or listing rule), or (y) if it obtains the prior consent of the other parties hereto as to the substance of such disclosure; provided, further, that for purposes of the foregoing, none of the Company, the Company’s subsidiaries or Athene Asset Management LLC shall be considered an “affiliate” of AGM, and the Company shall be responsible for any breach of this Section 13 by the Company, the Company’s subsidiaries or Athene Asset Management LLC.

14.	Governing Law

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to choice of law doctrine. In the event of any dispute, controversy or claim arising out of, connected with, or relating to this letter agreement, or to the breach, termination, invalidity, existence or interpretation thereof (singly or cumulatively hereinafter referred to as a “Dispute”) the parties’ preference for resolution is by a face-to-face meeting between their respective senior executive officers or their designated representatives. Notwithstanding the foregoing, in the event that a Dispute is not resolved within 30 days of one party’s written notice of such Dispute to the other party, then such Dispute, without prejudice to the parties’ rights to seek interim legal remedies such as injunctions, shall be finally settled by binding arbitration under the Commercial Rules of the American Arbitration Association (the “Rules”) by three arbitrators, one of which shall be selected by Procific, (ii) one of which shall be jointly selected by AGM and the Company, and (iii) one of which shall be selected by the mutual agreement of the arbitrators selected by the parties, in each case in accordance with the Rules. The place of arbitration shall be the International Center for Dispute Resolution in New York, New York, and the arbitration shall be conducted in English. The predominately losing party shall be responsible for the predominately prevailing party’s costs and expenses, including, without limitation, legal fees (including fees and expenses of internal legal personnel allocable to the Dispute that is the subject of such arbitration) in respect of the arbitration proceeding and any ancillary proceeding to obtain injunctive or other interim relief or to enforce a final arbitral award or other final relief. The parties agree that all information concerning the arbitration (including the facts surrounding the Dispute that is the subject of such arbitration, the substance of such arbitration and the Dispute, any interim or final relief awarded, any other result of such arbitration and the existence of such arbitration) shall remain confidential and not be disclosed, except as may be required to obtain any injunctive or other interim relief, or enforce any arbitral award or other final relief.

15.	Letter Agreement Controls

This letter agreement supplements the Shareholders Agreement and the Registration Rights Agreement as among Procific and the Company, and the terms of this letter agreement shall control with respect to Procific in the event any conflict exists between this letter agreement and the Shareholders Agreement or the Registration Rights Agreement.

16.	Amendments

This letter agreement may only be amended by an instrument in writing signed by the parties hereto.

17.	Counterparts

The parties hereto may execute this letter agreement in one or more counterparts, each of which constitutes an original copy of this letter agreement and all of which, collectively, constitute only one agreement. The signatures of all the parties hereto need not appear on the same counterpart.

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Please acknowledge your agreement with respect to the foregoing by signing below.

Regards,

ATHENE HOLDING LTD.

By:
Name: James R. Belardi
Title: Chief Executive Officer

[LETTER AGREEMENT – ATHENE, AGM AND PROCIFIC]

APOLLO GLOBAL MANAGEMENT LLC

By:
Name: Barry J. Giarraputo
Title:

[LETTER AGREEMENT – ATHENE, AGM AND PROCIFIC]

AGREED AND ACKNOWLEDGED:

PROCIFIC

By:
Name: Hareb Al Darmaki
Title: Director

By:
Name: Ahmed Ghubash
Title: Director

[LETTER AGREEMENT – ATHENE, AGM AND PROCIFIC]